Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SXC Health Solutions Corp.:

We consent to the incorporation by reference in this registration statement on Form S-8 of SXC Health Solutions Corp. (“the Company”) of our reports dated February 25, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of SXC Health Solutions Corp.

Our audit report on the consolidated financial statements refers to a change in the date the Company uses to conduct its annual goodwill impairment test.

Our report dated February 25, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states the Company acquired MedfusionRx, L.L.C. and certain affiliated entities and certain assets of Medtown South, L.L.C. (collectively MedfusionRx) on December 28, 2010, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2010, MedfusionRx's internal control over financial reporting associated with total assets of $125.9 million included in the consolidated financial statements of the Company as of December 31, 2010. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of MedfusionRx.

/s/ KPMG LLP

Chicago, Illinois
June 2, 2011